PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated August 26, 2014)	Registration No. 333-197450

LEE ENTERPRISES, INCORPORATED

6,000,000 Shares of Common Stock

This prospectus supplement No. 1 supplements and amends the prospectus dated August 26, 2014 relating to the offering for resale by the selling securityholders of up to 6,000,000 shares of our common stock, par value $0.01 per share, issuable upon exercise of the warrants, the “warrant shares,” by the holders thereof, or the “selling securityholders.”  This prospectus supplement should be read in conjunction with the prospectus dated August 26, 2014, which has been delivered or is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus filed August 26, 2014, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The information appearing under the heading of the prospectus entitled “Selling Securityholders” sets forth information with respect to the selling securityholders and the respective number of shares of common stock issuable upon exercise of the warrants held by each selling securityholder that may be offered pursuant to the prospectus. The information set forth below hereby supersedes the information in the Selling Securityholders’ table and footnotes previously listed in the prospectus:

	Shares of Common Stock Beneficially Owned Prior to the	Number of Shares of Common Stock Issuable Upon Exercise of the	Shares of Common Stock Beneficially Owned Following the Exercise of the Warrants		Number of Shares of Common Stock	Common Stock Beneficially Owned after Resale
Name(1)	Exercise	Warrants(2)	Shares	Percent(3)	Offered(4)	Shares	Percent
Aristeia Capital, L.L.C. (5) (6)	339,129	750,000	1,089,129	2.0	750,000	—	—
Cohanzick Management, LLC, David K. Sherman, sole managing member (5) (7)	—	5,880	5,880	*	5,880	—	—
Cohanzick Management, LLC, David K. Sherman, sole managing member (5) (7)	—	2,920	2,920	*	2,920	—	—
Cohanzick Management, LLC, David K. Sherman, sole managing member (5) (7)	—	96,200	96,200	*	96,200	—	—
Cohanzick Offshore Advisors, L.P., David K. Sherman, its authorized agent (5) (8)	—	42,000	42,000	*	42,000	—	—
CVC European Credit Opportunities S.ar.1 (5)	—	130,000	130,000	*	130,000	—	—
CVC Global Credit Opportunities Master Fund G.P., LLC, Scott Bynum, its managing director (5) (9)	267,833	500,000	767,833	*	500,000	—	—
Mudrick Capital Management, LP(5) (10)	—	490,781	490,781	*	490,781
Mudrick Capital Management, LP(5) (10)	—	2,332,219	2,332,219	4.3	2,332,219	—	—
Mutual Quest Fund (5) (11) (12)	—	1,110,000	1,110,000	2.0	1,110,000	—	—
Wingspan Investment Manager, LP (5) (13)	—	540,000	540,000	1.0	540,000	—	—
Total	606,962	6,000,000	6,606,962		6,000,000	—	—
*Less than one percent of the outstanding shares of common stock.

(1)
We may amend or supplement this prospectus from time to time in the future to update or change this list of selling securityholders and shares of common stock which may be sold to identify pledgees, assignees, transferees, donees and successors-in-interest of such securityholders. Additional selling securityholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the selling securityholder table by prospectus supplement or post-effective amendment to the registration statement of which this prospectus is a part.

(2)	The aggregate number of shares of common stock that may be sold under this prospectus is 6,000,000. The exercise rate shall initially be one warrant to one share of our common stock.
(3)	Calculated based on Rule 13d-3(d)(1)(i) under the Exchange Act using 53,715,991 shares of common stock outstanding as of July 31, 2014.
(4)	Assumes that all of the shares of common stock issued upon exercise of the warrants have been sold by the selling securityholders.
(5)	As of March 31, 2014, an affiliate or designee of the selling securityholder committed to participate as a lender under our 2nd lien credit facility.
(6)
Aristeia Capital, L.L.C. is the investment manager for Aristeia Master, L.P. and, as of May 28, 2014, is the beneficial owner of 339,129 shares of our common stock and $4,463,000 of our 9.5% Senior Secured Notes due 2022.

(7)
Cohanzick Management LLC is the investment advisor to Cohanzick High Yield Institutional Master Fund, Ltd., RiverPark Strategic Income Fund, Ulysses Partners, L.P. and Ulysses Offshore Fund, Ltd. David K. Sherman is the sole managing member of Cohanzick Management, LLC.

(8)	Cohanzick Offshore Advisors, L.P. is the investment advisor to Cohanzick Absolute Return Master Fund, Ltd. David K. Sherman is the authorized agent of Cohanzick Offshore Advisors, L.P.
(9)
CVC Global Credit Opportunities Master Fund, L.P. is the investment advisor to CVC Global Credit Opportunities Master Fund G.P., LLC, and, as of May 28, 2014, is the beneficial owner of 267,833 shares of our common stock. Scott Bynum is the managing director of CVC Global Credit Opportunities Master Fund G.P., LLC. Resource Securities, Inc. is a FINRA-registered broker-dealer affiliate of CVC Global Credit Opportunities Master Fund, L.P. Resource Securities, Inc. is a wholly-owned subsidiary of Resource America, Inc., which is a minority shareholder in the ultimate parent company of each of the general partner and investment manager of CVC Global Credit Opportunities Master Fund, L.P. We have been informed by CVC Global Credit Opportunities Master Fund G.P., LLC that (i) it acquired the warrant shares in the ordinary course of business, (ii) at the time of the acquisition, it did not have any arrangements or any understandings with any person, including Resource Securities, Inc., to distribute the warrant shares, and (iii) as of the date of this prospectus, it does not intend to use Resource Securities, Inc. to distribute the warrant shares.

(10)	Mudrick Capital Management, LP is the investment advisor to Blackwell Partners, LLC and Mudrick Distressed Opportunity Fund Global, LP.
(11)	As of May 28, 2014, Mutual Quest Fund holds $74,255,000 of our 9.5% Senior Notes due 2022.
(12)
Franklin Mutual Advisers, LLC, as the selling securityholder’s investment advisor, has discretionary authority to direct the voting and disposition of securities held by Mutual Quest Fund, an investment company, subject to the Investment Company Act of 1940. Peter Langerman is the President and Chief Executive Officer of Franklin Mutual Advisers, LLC. Mr. Langerman disclaims any beneficial ownership in the shares of our common stock.

(13)	Wingspan Investment Manager, LP is the investment manager to Wingspan Master Fund, LP.

….

Investing in our common stock involves risks. Please read carefully the section of the prospectus entitled “Risk Factors”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement No. 1 is dated October 28, 2014.